Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-70248

PROSPECTUS SUPPLEMENT DATED MARCH 21, 2002

(To Prospectus filed on January 4, 2002)


                                PMC-SIERRA, INC.

                                   PROSPECTUS

                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes

         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Securityholders" commencing on page 39 of the Prospectus is hereby amended to reflect the following additions and changes.

                                              Principal Amount at                     Number of Shares    Percentage of
                                               Maturity of Notes     Percentage of     of Common Stock     Common Stock
                                              Beneficially Owned         Notes        That May Be Sold    Outstanding
                   Name                        That May Be Sold       Outstanding            (1)               (2)
------------------------------------------- ----------------------- --------------- -------------------- ---------------

Allstate Insurance Company                          $150,000              *                  3,534              *
Arbitrex Master Fund                             $11,000,000             4.0               259,226              *
Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.                    $11,000,000             4.0               259,226              *
Argent Convertible Arbitrage Fund Ltd.            $4,000,000             1.5                94,264              *
Cede & Co.                                       $20,495,000             7.5               482,985              *
CIBC WG International Arbitrage                           $0              *                      0              *
CIBC World Markets                                        $0              *                      0              *
Clinton Riverside Convertible
Portfolio Limited                                 $4,015,000             1.5                94,617              *
Conseco Fund Group - Conseco
Convertible Securities Fund                         $500,000              *                 11,783              *
GLG Global Convertible Fund                       $1,800,000              *                 42,418              *
GLG Global Convertible UCITS Fund                         $0              *                      0              *
Goldman Sachs and Company                         $7,151,000             2.6               168,520              *
Highbridge International LLC                      $3,000,000             1.1                70,698              *
Marathon Asset Management, LLC                      $750,000              *                 17,674              *
Marathon Global Convertible
Master Fund                                       $5,250,000             1.9               123,721              *
Morgan Stanley & Co. Inc.                           $670,000              *                 15,789              *
Morgan Stanley Dean Witter
Convertible Securities Trust                              $0              *                      0              *
Pacific Life Insurance Company                            $0              *                      0              *
Robertson Stephens                               $14,000,000             5.1               329,924              *
TCW Group, Inc.                                  $14,225,000             5.2               335,226              *
*  Less than 1%


(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes-Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.